                                                      --------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 2002
                                                      Estimated average burden
                                                      hours per response...14.9
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ___ )(1)

                                Array BioPharma, Inc.
         -------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------------
                         (Title of Class of Securities)

                                    04269X10
                 ----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
            -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

-----------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                  ---------------------
CUSIP No. 04269X10                           13G             Page 2 of 16 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Fund III, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,309,225
          EACH             -----------------------------------------------------
       REPORTING           7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                2,309,225
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,309,225
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.51%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                      ---------------------
CUSIP No. 04269X10                      13G                  Page 3 of 16 Pages
-------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Partners, L.L.C.
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,309,225
          EACH             -----------------------------------------------------
        REPORTING          7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                2,309,225
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,309,225
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.51%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                    ----------------------
CUSIP No. 04269X10                      13G                  Page 4 of 16 Pages
-------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Steven Lazarus
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER

                                 3,000
       NUMBER OF           ----------------------------------------------------
         SHARES            6.    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 2,309,225
          EACH             ----------------------------------------------------
       REPORTING           7.    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                  3,000
                           ----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER

                                 2,309,225
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,225
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.53%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 04269X10                      13G                  Page 5 of 16 Pages
-------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith Crandell
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                0
       NUMBER OF           ----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,309,225
          EACH             ----------------------------------------------------
       REPORTING           7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           ----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                2,309,225
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,309,225
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       10.51%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
===============================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 04269X10                      13G                  Page 6 of 16 Pages
-------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Nelsen
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                3,000
       NUMBER OF           ----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,309,225
          EACH             ----------------------------------------------------
       REPORTING           7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 3,000
                           ----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                2,309,225
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,225
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.53%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
===============================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 04269X10                      13G                  Page 7 of 16 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Clinton Bybee
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,309,225
          EACH             -----------------------------------------------------
       REPORTING           7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                2,309,225
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,309,225
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.51%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
                 (a)        NAME OF ISSUER
                            Array BioPharma, Inc. (the "Issuer").

                 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES 1885 33rd Street, Boulder, CO 80301

ITEM 2.          (a)        NAMES OF PERSONS FILING:

                            ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

                   (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                            RESIDENCE:

                            8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

                   (c)      CITIZENSHIP:

                            ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

                   (d)      TITLE OF CLASS OF SECURITIES:

                            Common Stock, $.01 par value (the "Common Stock")

                   (e)      CUSIP NUMBER:

                            04269X10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                   Not Applicable.

ITEM 4.            OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in ITEM 1.

                  (a)       AMOUNT BENEFICIALLY OWNED:

                            ARCH Venture Fund III is the record owner of 2,309,225 shares of Common Stock (the "Record Shares") as of December 31, 2000. As the sole general partner of ARCH Venture III, AVP LLC may be deemed to own the Record Shares.

                               Page 8 of 16 Pages

                            As individual general partners or managing directors of AVP LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2000, Lazarus and Nelsen are each the record owners of 3,000 shares of Common Stock.

                 (b)        PERCENT OF CLASS:

                            Each Reporting Person except Lazarus and Nelsen:
                            10.51%. Each of Lazarus and Nelsen: 10.53%. The foregoing percentages are calculated based on the 21,966,922 shares of Common Stock of the Issuer expected to be outstanding after the initial public offering of the Issuer as reported in the Issuer's Prospectus filed with the Securities and Exchange Commission on November 17, 2000.

                 (c)        NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                              (i)    Sole power to vote or to direct the vote:
                                       0 shares for each Reporting Person except
                                       Lazarus and Nelsen. 3,000 shares for each of Lazarus and Nelsen.

                              (ii)   Shared power to vote or to direct the vote:
                                       Each of the Reporting Persons: 2,309,225.

                              (iii)  Sole power to dispose or to direct the
                                       disposition of:
                                       0 shares for each Reporting Person except
                                       Lazarus and Nelsen. 3,000 shares for each of Lazarus and Nelsen.

                              (iv)   Shared power to dispose or to direct the
                                       disposition of:
                                       Each of the Reporting Persons: 2,309,225.

                            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                ACQUIRED THE


                               Page 9 of 16 Pages

                  SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                   Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.

ITEM 10.           CERTIFICATION.

                   Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).


                              Page 10 of 16 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 2001                  ARCH VENTURE FUND III, L.P.

                                            By:  ARCH Venture Partners, L.L.C.
                                                 its General Partner


                                                 By:               *
                                                      -------------------------
                                                      Steven Lazarus
                                                      Managing Director


                                            ARCH VENTURE PARTNERS, L.L.C.

                                                  By:               *
                                                       ------------------------
                                                       Steven Lazarus
                                                       Managing Director


                                                           *
                                            -----------------------------------
                                                         Steven Lazarus

                                                              *
                                            -----------------------------------
                                                         Keith Crandell

                                                              *
                                            -----------------------------------
                                                          Robert Nelsen

                                                              *
                                            -----------------------------------
                                                          Clinton Bybee

                                               * By: /s/ Mark McDonnell
                                                     --------------------------
                                                     Mark McDonnell as Attorney-
                                                     in-Fact


This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                              Page 11 of 16 Pages